Exhibit 99.1

Contact:  Diana Burton
          (561) 514-3850

                                                          For Immediate Release

        U.S. INDUSTRIES SUCCESSFULLY RECEIVES REQUISITE CONSENTS IN 2006
                               NOTES TENDER OFFER

WEST PALM BEACH, FL. November 8, 2002 -- U.S. Industries, Inc. (NYSE-USI) announced today that on November 7, 2002, it received tenders, and related consents, from a majority of the holders of its outstanding 7-1/4% Senior Notes due 2006 (the "2006 Notes") in its offer to purchase for cash (the "Offer") up to $54,800,000 in aggregate principal amount of its outstanding 2006 Notes and related consent solicitation commenced on October 24, 2002. Under the terms of the Offer, from and after today, holders may not withdraw the tenders of the 2006 Notes or revoke the related consents.

The expiration date for the Offer remains 12:00 midnight, New York City time, on November 22, 2002, unless extended or terminated by USI. All terms and conditions of the Offer remain the same. As of November 7, 2002, approximately $123,800,000 of the $125,000,000 principal amount outstanding of the 2006 Notes, including related consents, have been tendered for purchase.

***

The Offer and related consent solicitation are being made solely pursuant to the offer to purchase and consent solicitation statement dated October 24, 2002 and related consent and letter of transmittal. Investors and note holders are strongly advised to read both the offer to purchase and consent solicitation statement and related consent and letter of transmittal regarding the Offer because they contain important information. USI will not pay or give, directly or indirectly, any commission or remuneration to any broker, dealer, salesman, agent or other person for soliciting tenders in the Offer.

This press release shall not constitute a solicitation of consents or an offer to buy 2006 Notes.

U.S. Industries owns several major businesses selling branded bath and plumbing products, along with its consumer vacuum cleaner company. The Company's principal brands include Jacuzzi, Zurn, Sundance Spas, Eljer, and Rainbow Vacuum Cleaners.

Disclosure Concerning Forward-Looking Statements
------------------------------------------------
Any forward-looking statements made in this release represent management's best judgment as to what may occur in the future. Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including some factors which will be outside of the control of the Company, such as availability of acquisition financing for purchasers of businesses under the Company's disposal plan, consumer spending patterns, availability of consumer and commercial credit, interest rates, currency exchange rates, inflation rates, adverse weather, energy costs and availability, freight costs, the level of residential and commercial construction, and the cost of raw materials, along with other specific factors with respect to the Company's businesses as set forth in the Company's reports and other documents filed with the Securities and Exchange Commission.